Exhibit 10.6
EXECUTION COPY

TRANSITION SERVICES AGREEMENT
among
NORTHROP GRUMMAN SYSTEMS CORPORATION,
NORTHROP GRUMMAN SHIPBUILDING, INC.,
NEW P, INC.
and
HUNTINGTON INGALLS INDUSTRIES, INC.
Dated as of March 29, 2011

i

TABLE OF CONTENTS
(Continued)

Schedule A	Statement of Work
Schedule B	Confidentiality
Schedule C	Business Associate Agreement

ii

TRANSITION SERVICES AGREEMENT
     TRANSITION SERVICES AGREEMENT, dated as of March 29, 2011 (this “Transition Services Agreement”), among Northrop Grumman Systems Corporation, a Delaware corporation (“NGSC”), Northrop Grumman Shipbuilding, Inc., a Virginia corporation (“NGSB”), New P, Inc., a Delaware corporation (“New NGC”), and Huntington Ingalls Industries, Inc., a Delaware corporation (“HII”).
RECITALS
     A. The parties and Northrop Grumman Corporation, a Delaware corporation (“NGC”), have entered into the Separation and Distribution agreement (the “Separation Agreement”), dated as of the date hereof.
     B. Pursuant to the Separation Agreement, the business of NGC will be separated into two publicly traded companies: (a) HII, which following the Separation (as defined in the Separation Agreement) will own and conduct, directly and indirectly, the Shipbuilding Business (as defined in the Separation Agreement), and (b) New NGC, which following the Separation will own and conduct, directly and indirectly, the Retained Business (as defined in the Separation Agreement).
     C. NGSB desires to purchase certain services from NGSC during a transition period, for the benefit of NGSB’s operation of the Shipbuilding Business.
AGREEMENT
     In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Table of Definitions. The following terms have the meanings set forth on the pages referenced below:

Definition	Page
Authorized Users	13
HII	1
New NGC	1
NGC	1
NGSB	2
NGSC	2
NGSC Indemnitees	10
NGSC’s Banner	13
NGSC’s Network	13
Program Manager	6
Separation Agreement	1
Service	2
Service Charge	6
Services	2
Services IP	12
Term	8
Third-Party Products and Services	3
Third-Party Providers	3
Transition Services Agreement	1

     Section 1.2 Certain Defined Terms. For purposes of this Transition Services Agreement:
          “NGSB” has the meaning set forth in the preamble, and shall include its Subsidiaries and successor(s) or, unless context otherwise requires, any of NGSB’s Affiliates (including HII) when that Affiliate receives the Services listed and described on Schedule A.
          “NGSC” has the meaning set forth in the preamble or, unless context otherwise requires, any of NGSC’s Subsidiaries when that Subsidiary performs the Services listed and described on Schedule A.
          “Service” or “Services” means those services described on Schedule A or otherwise provided by NGSC pursuant to Article II.
     Section 1.3 Other Capitalized Terms. Capitalized terms not defined in this Transition Services Agreement shall have the meanings ascribed to them in the Separation Agreement.
ARTICLE II
SERVICES
     Section 2.1 Provision of Services.
          (a) NGSC shall provide or cause one of its Subsidiaries to provide to NGSB the services listed and as specified on Schedule A, attached hereto.
          (b) For each Service, the parties have set forth on Schedule A, the time period during which the Service will be provided (if different from the Term), a description of the Service and certain related obligations, a dollar amount commensurate with the Services provided and certain other terms applicable thereto.
     Section 2.2 Standard of Care; Means of Providing Services.
          (a) Subject to the limitations set forth in this Article II or unless otherwise agreed by the parties, the Services shall be performed by NGSC for NGSB’s operation of the Shipbuilding Business at a level of service that is substantially the same as the level of service in which such Services were generally performed prior to the Distribution and NGSB shall use such Services for substantially the same purposes and in substantially the same manner and level of service as NGSB had used such Services prior to the date hereof.
          (b) Subject to Section 2.2(a), NGSC shall, in its sole discretion, determine the means, manner and resources used to provide the Services in accordance with its reasonable business judgment. Without limiting the foregoing, NGSC may elect to modify or replace at any time (i) its policies and procedures, (ii) any Subsidiaries and/or third parties that provide any Services, (iii) the location from which any Service is provided or (iv) the intellectual property rights, information technology, products and services used to provide the Services.
     Section 2.3 Additional Services. Schedule A may be amended at any time by amendment of this Transition Services Agreement to add additional services.
     Section 2.4 Services Not Provided by NGSC. No services provided under this Transition Services Agreement shall be construed as accounting, legal or tax advice or shall create any fiduciary obligations on the part of NGSC or any of its Subsidiaries or Affiliates to any Person, including to NGSB or any of its Subsidiaries or Affiliates, or to any plan trustee or any customer of any of them.
     Section 2.5 Use of Services. NGSC shall be required to provide Services only to NGSB in connection with NGSB’s operation of the Shipbuilding Business. NGSB shall not resell any Services to any Person whatsoever or permit the use of the Services by any Person other than in connection with the conduct of business in the ordinary course by NGSB. This provision shall not, however, prevent recovery by NGSB of all or any costs of such Services under any contract to which the NGSB is a party.
     Section 2.6 Third-Party Providers. Each of NGSB and NGSC shall use commercially reasonable efforts (a) to obtain any required consents of the providers (“Third-Party Providers”) of any products or services to be used by NGSC in providing the Services (“Third-Party Products and Services”) and (b) where necessary, to obtain new licenses or similar agreements, to permit NGSC to use or receive the benefit of the Third-Party Products and Services during the term of this Transition Services Agreement to provide the Services; provided, however, that NGSC shall exclusively conduct all negotiations with Third-Party Providers in connection with (a) and (b), and that NGSB shall provide reasonable cooperation to NGSC in connection with such negotiations. Pursuant to Section 3.2, NGSB shall pay for any additional Third-Party Products and Services, including payments for any licenses, and any additional fees imposed by such Third-Party Providers, including any fees for services related to “knowledge transfer,” in each case reasonably necessary for NGSC to provide the Services. The parties understand and agree that provision of any Services requiring the use of any Third-Party Products and Services shall be subject to receipt of any required consents of the applicable Third-Party Providers. For the avoidance of doubt, the licenses and agreements referred to in this Transition Services Agreement refer only to those licenses and agreements necessary to permit NGSC to provide and for NGSB to receive Services under this Transition Services Agreement. New licenses and agreements necessary for HII or NGSB to stand up or separately operate its business after completion of the Services are not provided for herein and are the sole responsibility of HII and NGSB.

     Section 2.7 Non-Exclusivity. Subject to the provisions of Section 4.1(a) governing the termination of Services, nothing in this Transition Services Agreement shall preclude NGSB from obtaining, in whole or in part, services of any nature that may be obtainable from NGSC, from its own employees or from providers other than NGSC.
     Section 2.8 Cooperation. NGSB shall, in a timely manner, take all such actions as may be reasonably necessary or desirable in order to enable or assist NGSC in the provision of Services to NGSB, including providing necessary information and specific written authorizations and consents, and NGSC shall be relieved of its obligations hereunder to the extent that NGSB fails to take any such action, or NGSB’s failure to conclude or maintain any such action renders performance or ongoing performance by NGSC of such obligations unlawful, impracticable or unreasonable, in NGSC’s sole determination. NGSB shall be liable to NGSC and its Subsidiaries and Affiliates for any Liabilities resulting from, arising out of or relating to NGSB’s failure to comply with the obligations set forth in this Section 2.8.
     Section 2.9 Limitation on Services. Unless expressly provided otherwise on Schedule A:
          (a) NGSC shall only be required to provide the Services to or for the benefit of the Shipbuilding Business as conducted immediately prior to the date of this Transition Services Agreement;
          (b) NGSB shall not use the Services other than in a manner directly related to the operation of the Shipbuilding Business as conducted immediately prior to the date of this Transition Services Agreement;
          (c) NGSC shall not be required to expand its facilities, incur new long-term capital expenses or employ additional personnel or maintain the employment of any specific employee in order to provide the Services to NGSB;
          (d) NGSC shall not be required to provide Services hereunder that are greater in nature and scope than the comparable services provided by NGSC to NGSB prior to the Distribution; and
          (e) NGSC shall not be obligated to provide any Services to the extent inconsistent with applicable law or contract.
     Section 2.10 Personnel. In providing the Services, NGSC, as it deems necessary or appropriate in its reasonable judgment, may (a) use the personnel of NGSC or its Affiliates and (b) employ the services a Third-Party Provider to the extent the relevant Third-Party Products and Services are routinely utilized to provide similar services to other businesses of any member of the New NGC Group or are reasonably necessary for the efficient performance of any of such Services; provided that if NGSC obtains the services of a Third-Party Provider not routinely utilized to provide similar services to other business of NGSC, that NGSB consents prior to the use of such Third-Party Provider, which consent shall not be unreasonably withheld. NGSC will only employ the services of Third-Party Providers who have entered into non-disclosure agreements that obligate such third parties to maintain the confidentiality of HII’s and NGSB’s proprietary and business sensitive information and that prohibit the Third-Party Provider from using such proprietary and business sensitive information for any purpose other than in connection with providing the Services.
     Section 2.11 Right to Determine Priority. If there is an unavoidable conflict between the immediate needs of NGSC and those of NGSB as to the use of or access to a particular Service to be provided by NGSC, NGSC shall have the right, in its sole discretion, to establish reasonable priorities, at particular times and under particular circumstances, as between NGSC and NGSB. In any such situation, NGSC shall provide notice to NGSB of any such changes at the earliest practicable time.
     Section 2.12 Independent Contractor. NGSC shall act under this Transition Services Agreement solely as an independent contractor and not as an agent of NGSB.
     Section 2.13 Independence. Unless otherwise agreed in writing, all employees and representatives of NGSC who provide Services under this Transition Services Agreement shall be deemed for purposes of all compensation and employee benefits matters to be employees or representatives of NGSC and not employees or representatives of NGSB. In performing the Services, such employees and representatives shall be under the direction, control and supervision of NGSC (and not NGSB) and NGSC shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives.
     Section 2.14 Temporary Shutdowns for Maintenance. NGSC shall have the right to shut down temporarily for maintenance purposes the operation of the information technology resources, networks, related infrastructure and facilities providing any Service whenever in its judgment, reasonably exercised, such action is necessary; provided, however, that NGSC shall notify NGSB at least 20 days prior to any scheduled maintenance, to the extent reasonably practicable. In the event that it is not reasonably practicable to schedule the maintenance 20 days or more in advance, NGSB shall be notified that maintenance is required. NGSC shall give NGSB as much advance notice of any such shutdown as is reasonably practicable. When feasible, this notice shall be given in writing. When written notice is not feasible, oral notice shall be given and promptly confirmed in writing. NGSC shall be relieved of its obligations to provide Services during the period that its facilities are so shut down but shall use reasonable efforts to minimize each period of shutdown for such purpose and to schedule such shutdown so as not to inconvenience or disrupt NGSB’s conduct of its business.
     Section 2.15 Access. NGSB shall make available on a timely basis to NGSC all information and materials reasonably requested by NGSC to enable it to provide the Services. NGSB shall give NGSC reasonable access, during regular business hours and at such other times as are reasonably required, to the business premises for the purposes of providing Services. NGSB shall fully inform NGSC of all of its applicable security and safety rules and regulations, and when accessing NGSB’s business premises, NGSC shall use reasonable efforts to comply with all of NGSB’s security and safety rules and regulations as described to NGSC.

     Section 2.16 Disclaimer of Warranty. Except as expressly set forth in this Transition Services Agreement, the Services and products to be purchased under this Transition Services Agreement are furnished as is, where is, with all faults and without warranty of any kind, express or implied, including any warranty of merchantability or fitness for any particular purpose. NGSC does not make any warranty that any service complies with any law, domestic or foreign.
     Section 2.17 Duty of Good Faith and Fair Dealing. The parties recognize that prior to the Distribution, NGSC was a provider of certain critical services necessary to the operations of the Shipbuilding Business. If the parties failed to list a service on Schedule A that is critical and essential to the Shipbuilding Business, then they agree to consider in good faith whether they can reasonably modify Schedule A to include such service.
     Section 2.18 Program Managers. Each of NGSB and NGSC shall appoint a program manager who will be responsible for managing the relationship between the parties (each a “Program Manager”). The Program Managers shall be the preferred and primary points of contact for the parties in relation to this Transition Services Agreement. The responsibilities for the Program Managers shall include, and the Program Managers shall have the authority to:
          (a) manage and resolve any disputes that arise under this Transition Services Agreement; and
          (b) disseminate information obtained in their role as Program Managers, as appropriate, throughout their respective organizations.
In the event that the Program Managers cannot resolve any dispute that arises under this Transition Services Agreement within 30 days, then the dispute resolutions procedures set forth in Article X of the Separation Agreement shall govern such dispute.
ARTICLE III
COMPENSATION
     Section 3.1 Service Charge. As consideration for the provision of the Services, NGSB shall, for each Service performed, pay NGSC the applicable dollar amount for such Service set forth on Schedule A (the “Service Charge”). In addition to the Service Charge for such Services, NGSC shall also be entitled to reimbursement from NGSB upon receipt of reasonable supporting documentation for all reasonable and necessary third-party and out-of-pocket expenses incurred in connection with NGSC’s provision of the Services that are not included as part of the Service Charge. In the event the Service is terminated, the Service Charge will be prorated for the number of days of Service received in the calendar month (based on a 30-day month) in which the Service is terminated.
     Section 3.2 Invoicing and Payments.
          (a) Invoices. Except as the parties shall otherwise agree, after the end of each month, NGSC shall submit an invoice to NGSB for the costs it incurred under this Transition Services Agreement for that month. Each invoice shall include a line item level of detail for the previously agreed-upon Services for which there is a Service Charge, together with documentation supporting each of the invoiced amounts so that NGSB can make appropriate cost settlements to each business unit and cost center. NGSB shall pay all amounts due and payable under such invoice in accordance with Section 3.2(c).
          (b) Notice. All invoices shall be in writing and shall be delivered by first class mail, facsimile or e-mail to the attention of NGSB at the following address, or pursuant to such other instructions as may be designated in writing by NGSB:
Northrop Grumman Shipbuilding, Inc.
4101 Washington Avenue
Newport News, VA 23607
Attention: Accounts Payable
Facsimile: (757) 688-8842
E-mail: accountspayable@hii-co.com
          (c) Payment. All payments described in this Section 3.2 shall be made by electronic funds transmission in U.S. Dollars to an account designated by NGSC or NGSB, as applicable, without any offset or deduction of any nature whatsoever, within 30 days of the date of receipt of any properly submitted invoice. Invoices unpaid as of such date shall accrue interest at a rate equal to the daily average one-month LIBOR plus one percent (1%); provided, however, that interest shall not accrue for a period of up to one-month on past-due unpaid invoices if the delay or failure to pay results from causes beyond NGSB’s reasonable control, including any strikes, lock-outs or other labor difficulties, acts of any government, riot, insurrection or other hostilities, embargo, fuel or energy shortage, fire, flood, acts of God, wrecks or transportation delays, or inability to obtain necessary labor, materials or utilities. If NGSB fails to pay any amount due hereunder when due, NGSC shall have the right, without any liability to NGSB, or anyone claiming by or through NGSB, to cease providing any or all of the Services provided by NGSC to NGSB unless NGSB cures such a failure to make payment within five days of NGSC’s providing written notice of its intention to cease providing services, which right may be exercised by NGSC in its sole and absolute discretion.
     Section 3.3 Taxes. All amounts invoiced by NGSC in connection with the Services shall include all taxes, duties, assessments and other charges that are imposed now or in the future by any Governmental Authority except that any applicable Virginia or Mississippi sales, value added or similar tax will be paid by NGSB directly to the appropriate state under direct payment permit No. 998008 (Virginia) and No. 57 (Mississippi).
     Section 3.4 Disputed Amounts. In the event NGSB disputes the accuracy of any invoice, NGSB shall pay the full invoice. If NGSB fails to pay any undisputed amount owed under this Transition Services Agreement, NGSB shall correct such failure promptly following notice of the failure and shall pay NGSC interest on the amount paid late at an interest rate equal to the daily average one-month LIBOR plus one percent (1%).

     Section 3.5 Company’s Employees. NGSC shall not be obligated to pay any amounts to NGSB or any of their employees in respect of payroll, benefits or similar obligations.
     Section 3.6 Third-Party Obligations. NGSC shall not be required to use its own funds for any third-party-provided service or payment obligation of NGSB.
     Section 3.7 Books and Records. NGSC shall keep books and records of the Services provided and reasonable supporting documentation of all charges incurred in connection with providing such Services and shall produce records that verify the Services were performed and when such Services were performed, and shall make such books and records available to NGSB upon reasonable notice, during normal business hours.
ARTICLE IV
TERM AND TERMINATION
     Section 4.1 Term.
          (a) This Transition Services Agreement shall become effective on the Distribution Date and shall remain in effect until the expiration of the last time period for the performance of Services scheduled on Schedule A (which in no event shall be longer than 12 months, unless extended pursuant to Section 4.2, the “Term”) unless (i) earlier terminated with respect to a particular Service by NGSB in accordance with Section 4.1(b) or by NGSC in accordance with Section 4.1(c) or (ii) this Transition Services Agreement is earlier terminated pursuant to Section 4.3.
          (b) NGSB may cancel any Service upon 60 days’ written notice, subject to the requirement that, in addition to any other amounts due under this Transition Services Agreement, NGSB pays to NGSC the out-of-pocket costs reasonably incurred by NGSC to settle or terminate any agreements with Third-Party Providers who provide Services to NGSB, as well as the incremental internal costs, but excluding employee termination and severance costs, incurred by NGSC, as reasonably determined by NGSC, as a result of such cancellation, which out-of-pocket and internal costs shall be set forth in reasonable detail in a written invoice provided to NGSB.
          (c) NGSC may cease to provide any Service upon 60 days’ written notice to NGSB if NGSC permanently ceases to provide such service to NGSC’s subsidiaries, sectors, divisions and business units, provided that NGSC reasonably cooperates with NGSB in transitioning such Service to another supplier; provided, further, that NGSC shall not unilaterally cease Services that NGSB reasonably determines are necessary for the conduct of the Shipbuilding Business, and in that event, the parties shall agree upon a limited transition period and plan.
Section 4.2 Extension of Term. The term of any Services may only be extended by amendment of this Transition Services Agreement.

     Section 4.3 Termination. This Transition Services Agreement shall terminate on the earliest to occur of:
          (a) the expiration of the Term;
          (b) the date on which the provision of all Services has terminated or been canceled pursuant to Section 4.1; or
          (c) the date on which this Transition Services Agreement is terminated pursuant to Section 4.4.
     Section 4.4 Breach of Transition Services Agreement. If either party shall breach of any of its significant obligations under this Transition Services Agreement, including any failure to make payments when due, and such party does not cure such default within 30 days after receiving written notice thereof from the non-breaching party, the non-breaching party may terminate this Transition Services Agreement, including the provision of the Services pursuant hereto, immediately by providing written notice of termination.
     Section 4.5 Sums Due. In the event of a termination of this Transition Services Agreement, NGSC shall be entitled to all outstanding amounts due from NGSB up to the date of termination.
     Section 4.6 Effect of Termination. Sections 3.2 through 3.7, Section 4.5, Article VI, Article VII, Article VIII and this Section 4.6 shall survive any termination of this Transition Services Agreement.
     Section 4.7 Return of Records. Upon the termination of a Service or Services with respect to which NGSC holds books, records or files, including current and archived copies of computer files, owned by NGSB and used by NGSC in connection with the provision of a Service to NGSB, NGSC will return all of such books, records or files as soon as reasonably practicable. NGSB shall bear NGSC’s costs and expenses associated with the return of such documents. At its expense, NGSC may make a copy of such books, records or files for its legal files.
ARTICLE V
FORCE MAJEURE
     Section 5.1 Event of Force Majeure. NGSC shall not be liable for any interruption of Service, delay or failure to perform under this Transition Services Agreement when such interruption, delay or failure results from causes beyond its reasonable control, including any strikes, lock-outs or other labor difficulties, acts of any government, riot, insurrection or other hostilities, embargo, fuel or energy shortage, fire, flood, acts of God, wrecks or transportation delays, or inability to obtain necessary labor, materials or utilities. In any such event, NGSC’s obligations hereunder shall be postponed for such time as its performance is suspended or delayed on account thereof. NGSC will promptly notify NGSB either orally or in writing, upon learning of the occurrence of such event of force majeure.

     Section 5.2 Reasonable Efforts. Upon the cessation of the force majeure event, NGSC will use reasonable efforts to resume its performance with the least possible delay.
ARTICLE VI
LIABILITIES
     Section 6.1 Punitive and Consequential Damages. Except with respect to liabilities owed to third-parties not affiliated with either Group, neither party shall be liable to the other, whether in contract, in tort (including negligence and strict liability), or otherwise, for any punitive, indirect, incidental or consequential damages, which in any way arise out of, relate to, or are a consequence of, its performance or nonperformance hereunder, or the provision of or failure to provide any Service or perform any other obligation hereunder, including loss of profits and business interruptions.
     Section 6.2 Limitation of Liability. In any event, the liability of NGSC with respect to this Transition Services Agreement or anything done in connection herewith, including the performance or breach hereof, or from the sale, delivery, provision or use of any Service or product provided under or covered by this Transition Services Agreement, whether in contract, tort (including negligence or strict liability) or otherwise, shall not exceed the dollar amounts previously paid to NGSC by NGSB in respect of the Service to which such liability relates.
     Section 6.3 Obligation to Re-Perform. In the event of any breach of this Transition Services Agreement by NGSC with respect to any error or defect in the provision of any Service, NGSC shall, at NGSB’s request, correct such error or defect or re-perform such Services at the expense of NGSC.
     Section 6.4 Release and Indemnity.
          (a) Except as specifically set forth in this Transition Services Agreement, NGSB hereby releases NGSC, its employees, agents, officers and directors (the “NGSC Indemnitees”) and agrees to indemnify and hold harmless the NGSC Indemnitees from any and all claims, demands, complaints, liabilities, losses, damages and all costs and expenses arising from or relating to the provision or use of any Service or product provided hereunder to the extent not arising from the gross negligence or willful misconduct of NGSC.
          (b) Any purchase order issued by NGSB to NGSC implementing performance of services under this Agreement shall contain the flow down of indemnification provided under Federal Acquisition Regulation 52.250-1 and Alternative I, “Indemnification under Public Law 85-804” and DFARS 252.235-7001 “Indemnification under 10 USC 2354-Cost Reimbursement.”

ARTICLE VII
CONFIDENTIALITY; TITLE TO DATA; INFORMATION SYSTEMS
     Section 7.1 Confidentiality.
          (a) Each of the parties agrees that any business-sensitive and proprietary information of the other party marked or identified in writing as such and received in the course of performance under this Transition Services Agreement shall be kept strictly in confidence by the parties, except that either party may disclose such information for the purpose of providing or facilitating Services pursuant to this Transition Services Agreement to any subsidiary of either party or to third parties that provide such Services, provided, that any such third party shall have agreed to be bound by this Section 7.1. Upon the expiration or termination of this Transition Services Agreement, each party shall return to the other party all of such other party’s business-sensitive and proprietary information to the extent that such information has not been previously returned pursuant to Section 4.7. In lieu of returning such information, the receiving party may, with the disclosing party’s prior written approval, destroy such information and provide the disclosing party with a certificate of destruction, signed by an officer of the receiving party.
          (b) During the Term, certain employees of the members of each Group will have access to and the ability to modify certain highly confidential and proprietary information of the other Group, including personnel information, financial records, subcontracts, pricing information, Protected Health Information (as that term is defined by the Health Insurance Portability and Accountability Act), and audit work papers. Those employees with enhanced access to highly confidential and proprietary information are listed on Schedule B. Schedule B may be updated from time to time by either party to reflect the deletion or addition of the employees of the members of such party’s Group with access to highly confidential and proprietary information of the other Group. The parties hereby agree that, in addition to the confidentiality undertakings set forth in Section 7.1(a), each party shall, as to its employees listed on Schedule B:
               (i) brief each such employee regarding (A) the sensitive nature of the information to which he or she will have access and the necessity of assuring that there is no alteration modification, deletion of the other Group’s information, and that none of the other Group’s information is disclosed, either to third parties or to unauthorized personnel within such employee’s Group, and (B) procedures established by his or her employer for the protection of such information;
               (ii) cause each such employee to enter into written undertakings acknowledging that he or she has been briefed on the proper procedures handling of the highly confidential and proprietary information and that he or she agrees to comply with those procedures; and
               (iii) not grant any such employee access to the highly confidential and proprietary information until such employee has been briefed on the procedures for handling highly confidential and proprietary information and executed the above-referenced written undertaking.
               (c) During the Term, certain employees of the New NGC Group will have access to Protected Health Information (as that term is defined by the Health Insurance Portability and Accountability Act) of participants in the HII health plans. Access to, and use and disclosure of, that Protected health Information by employees of the New NGC Group will be subject to the Business Associate Agreement in the form attached hereto as Schedule C.
     Section 7.2 Title to Data.
          (a) NGSB acknowledges and agrees that it will acquire no right, title or interest (including any license rights or rights of use) in any firmware, software or hardware, and the licenses therefor that are owned by NGSC, by reason of NGSC’s provision of the Services provided hereunder.
          (b) NGSC agrees that all records, data, files, input materials and other information received or computed for the benefit of NGSB and which relate to the conduct of NGSB’s operations are the property of NGSB. Nothing in the previous sentence shall create any obligation on the part of NGSC to provide hardware or other equipment to NGSB for the conduct of NGSB’s operations.
     Section 7.3 Intellectual Property. The parties agree that each of NGSC and NGSB, as applicable, owns and shall retain sole ownership of its intellectual property, technology and data, including any intellectual property, technology or data (or improvements or modifications to any of the foregoing) created or developed by NGSC or NGSB, as applicable, in connection with the performance of Services hereunder (“Services IP”); provided, however, all data created pursuant to a Service and on behalf of NGSB as recipient of such Service shall be owned by NGSB. To the extent necessary to give effect to the foregoing, upon the request of NGSC or NGSB having created or developed Services IP, NGSC or NGSB, as applicable, shall promptly, and shall cause its employees, agents and contractors to promptly (a) disclose all information and provide copies of all documents relating to such Services IP to the developing party, (b) assign all right, title and interest in any such Services IP to the developing party (other than the business information created as the outcome of a Service delivered to NGSB, which shall be owned by NGSB) and (c) execute such documents and do such other acts as the developing party may reasonably request in relation to such Services IP. If the receipt or provision of the Services hereunder requires the use by NGSC or NGSB, as applicable, of the intellectual property, technology or data of NGSC or NGSB, as applicable, then NGSC or NGSB, as applicable, shall have the right to use such intellectual property, technology and data during the Term for the sole purpose of, and only to the extent necessary for, the receipt or provision of the Services hereunder, pursuant to the terms and conditions of this Transition Services Agreement. Except as provided under clause (b) of this Section 7.3, the transfer of intellectual property shall be governed exclusively by the Separation Agreement and IP License Agreement.

     Section 7.4 Use of NGSC’s Information Systems.
          (a) NGSB acknowledges and agrees that use of NGSC’s computer network and Information Solutions Services (collectively, the “NGSC’s Network”) by NGSB, its employees, contractors and anyone else that NGSB directly or indirectly authorizes to use NGSC’s Network (“Authorized Users”) shall be subject to compliance with New NGC’s Corporate Policy CP R1, “Computer Systems and Electronic Media,” and NGSC’s related corporate procedures, copies of which have been made available to NGSB. NGSB shall provide a copy of New NGC’s Corporate Policy CP R1 to all Authorized Users. NGSC shall use reasonable best efforts to provide NGSB with 20 days’ advance notice of any changes to Corporate Policy CP R1. This applies only to the NGSC network and does not apply to any networks that are firewalled off from the NGSC network.
          (b) NGSB further acknowledges and agrees that all Authorized Users will see, at the time of login to NGSC’s Network, a login banner that will state, in substantially similar form, that individual users have no expectation of privacy in any information passing through or stored on NGSC’s Network and that any communications or data that pass through or are stored on NGSC’s Network may be monitored, intercepted, searched, disclosed or used for any lawful purpose by NGSC or a third party (the “NGSC’s Banner”). NGSB shall require consent to the terms of NGSC’s Banner as a condition precedent for use of NGSC’s Network by Authorized Users.
          (c) NGSB also specifically agrees and consents to the specific terms of and activities set forth Section 7.4(b).
ARTICLE VIII
GENERAL PROVISIONS
     Section 8.1 Effect if Distribution Does Not Occur. If the Distribution does not occur, then all actions and events that are, under this Transition Services Agreement, to be taken or occur effective as of the Distribution, or otherwise in connection with the Distribution shall not be taken or occur except to the extent specifically agreed by the parties.
     Section 8.2 Incorporation of Separation Agreement Provisions. The following provisions of the Separation Agreement are hereby incorporated herein by reference, and unless otherwise expressly specified herein, such provisions shall apply as if fully set forth herein (references in this Section 8.2 to an “Article” or “Section” shall mean Articles or Sections of the Separation Agreement, and references in the material incorporated herein by reference shall be references to the Separation Agreement): Article V (relating to Mutual Releases; Indemnification); Article VIII (relating to Further Assurances and Additional Covenants); Article IX (relating to Termination); Article X (relating to Dispute Resolution) and Article XI (relating to Miscellaneous). In the event of any conflict or inconsistency between any of the foregoing provisions of the Separation Agreement and any provision of this Transition Services Agreement, this Transition Services Agreement shall prevail with respect to matters governed by this Transition Services Agreement.

     Section 8.3 Parties’ Obligations. Except where specifically provided otherwise, a party’s obligations under this Agreement shall include obligations of its employees and Affiliates. Each of HII and New NGC hereby agrees to take any actions, or refrain from taking any actions, to the extent required pursuant to this Agreement.
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     IN WITNESS WHEREOF, the parties have caused this Transition Services Agreement to be executed by their duly authorized representatives.

NORTHROP GRUMMAN SYSTEMS CORPORATION
By:	/s/ Mark Rabinowitz
	Name:	Mark Rabinowitz
	Title:	President and Treasurer

NORTHROP GRUMMAN SHIPBUILDING, INC.
By:	/s/ C. Michael Petters
	Name:	C. Michael Petters
	Title:	President and Chief Executive Officer

[Signature Page to Transition Services Agreement]

     IN WITNESS WHEREOF, the parties have caused this Transition Services Agreement to be executed by their duly authorized representatives.

NEW P, INC.
By:	/s/ Mark Rabinowitz
	Name:	Mark Rabinowitz
	Title:	President & Treasurer

HUNTINGTON INGALLS INDUSTRIES, INC.
By:	/s/ C. Michael Petters
	Name:	C. Michael Petters
	Title:	President and Chief Executive Officer

[Signature Page to Transition Services Agreement]